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                                                           GENERAL INTERNET INC.
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                                 236 East 47th Street, New York, New York  10017
                Voice:  212-333-9331 - Fax: 212-750-9115 - email: kurnit@aol.com
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                                                  SCOTT KURNIT, CHAIRMAN AND CEO

July 28,1996

Mr. Alan Wragg

8 Findlay Avenue
Hartsdale, New York 10530

Dear Alan:

General Internet Inc. is pleased to offer you the position of President, Advertising Division. You will have responsibility for all advertising secured for the General Internet Network system of affiliates, General Internet owned sites, and working with affiliates as they secure local or targeted advertisers directly.

Start date shall be August 16, 1998.

1.  Salary: $150,000 annually as President, Advertising.

2. Bonus: Target of 20% of base salary based on meeting quarterly objectives with extra payments for extraordinary results.

    Salary, bonus, and any new option grants shall be reviewed annually by the compensation committee of the board of directors of General Internet.

    Options: The initial number of shares in General Internet shall be 1,000,000 shares. Of these shares, 12,500 shares will be made available to you as founders shares in the corporation. If more or less shares are issued, then the percentage will be commensurate such that 1.25% (one and one quarter percent) of the founding shares is made available to you. If the total pool of stock for employees is 15% of the total outstanding stock then you will receive an additional .25% (one quarter of one per cent) of the overall equity for a total of 1.5% (one and one half per cent). The option price of these shares will be determined based on the advice of counsel and auditors as to the value of the founding assets.

    The vesting of the these options shall be spread over four years, at the anniversary of this agreement date. The vesting schedule will be as follows: 25% after the first year, 25% at the end of second year, 25% at the end of the third year and 25% after the fourth year. If General Internet is purchased by a third party such that effective control of the company is transferred then all shares will vest immediately.


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Contract with Alan Wragg, Page 2
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4.   Benefits: You shall be entitled to the standard Open Text benefit program.
     In addition you shall be eligible for 3 weeks of paid vacation each year.

5.   The company will provide a car allowance of $550 per month.

6. Location: Your location shall be New York City. If your location is changed, the company shall assume all reasonable cost to relocate you to the new city. Such costs to include moving, legal, and placing costs.

7. As a condition of employment your a required to execute a Confidentially / Noncompetition/ Proprietary Rights Agreement which is enclosed.

8. Severance: If your employment is terminated by the company at any time for any reason other than gross misconduct, you shall receive a severance payment equal to one year of your then current salary. Standard company benefits (e.g. medical insurance, disability insurance etc.) will be extended for six months at the company's expense, as if you were an employee.

9. General Internet Items: The following assets will be made available to General Internet for use as management shall determine:

     1. Open Text Index Search engine technology and customers as well as site assets. This currently includes 300,000 daily page views.

     2. The Open Text Index development group, the Open Text Index product and marketing group.

     3. $10 million in committed working capital for first year operations and acquisitions.

This offer is valid until August 31, 1996.

Sincerely,                                        Agreed and Accepted

/s/ Scott Kurnit 7/29/96                          /s/ Alan Wragg 7/29/96
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Scott Kurnit, CEO, General Internet, Date         Alan Wragg, Date


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                               General Internet Inc.
                                 220 E. 42nd Street
                                     24th Floor
                                New York, NY  10017

                                                  October 21, 1998

Mr. Alan Wragg
5 Hidden Valley Way
Bedford, NY  10506-2018

Dear Alan:

Reference is made to a letter agreement dated July 28, 1996 between General Internet Inc. and you with respect to your employment (the "Employment Letter" and collectively with this letter (the "Amendment Letter"), the "Agreement"). The parties hereto agree as follows:

1. SALARY: Paragraph 1 is amended so that your salary as of August 1, 198 will be $2,403.85 weekly ($125,000 on an annual basis).

2.   BONUS:  Paragraph 2 of your letter is replaced by the following:

     "Bonus: You will be paid a commission bonus of 1% of annual gross advertising sales revenue for sales by you and your staff. This will include sales made by advertising sales rep firms (e.g. 24/7 Media). Excluded are revenues resulting from barter advertising arrangements and revenues related to Citibank's existing arrangement. Commissions are contingent upon receipt of payment from advertisers. Payments of commissions owed will be made no less than quarterly and no later than 30 days after the end of a quarter. There will be a maximum commission annually of $125,000.

     Options: Option grants and vesting rights are as described in separate option plan and grant documents, as modified from time to time by changes to the plan and new grants."

3.   BENEFITS:  The reference to "Open Text" is replaced by "General Internet
     Inc."

4. Except as modified by this Amendment Letter, the Employment Letter shall remain in full force and effect.

Please sign below to acknowledge your agreement with the terms hereof.

                                             Sincerely,

                                             /s/ Scott Kurnit
                                             ------------------------------
                                             Scott Kurnit
                                             CEO

Agreed and Accepted by

/s/ Alan Wragg
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Alan Wragg